Exhibit 99.2

Investor Update - October 9, 2014

Note to Investors
This abbreviated Investor Update is being provided to communicate certain actual third quarter 2014 mainline and consolidated operating statistics.  It includes forecasted mainline and consolidated passenger unit revenue (PRASM), total unit revenue (RASM), unit cost excluding fuel (CASMex), estimated economic fuel cost per gallon for the quarter, expected consolidated non-operating income, year-to-date share repurchase information, and planned capital expenditures.

Unit revenue, unit cost and other financial forecasts are estimates only. Actual amounts reported may differ and are dependent on our normal quarter-end closing process.

A full Investor Update with information about fuel hedge positions, planned capital expenditures, fleet information, and share repurchase activity will be provided in connection with our third quarter earnings release scheduled for October 23, 2014.

References in this update to “Air Group,” “Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified.

Information about Non-GAAP Financial Measures
This update includes forecasted operational and financial information for our mainline and consolidated operations. Our disclosure of operating cost per available seat mile excluding fuel and other items provides us (and may provide investors) with the ability to measure and monitor our performance. The most directly comparable GAAP measure is total operating expense per available seat mile. However, due to the large fluctuations in fuel prices, we are unable to predict total operating expense for any future period with any degree of certainty. In addition, we believe the disclosure of fuel expense on an economic basis is useful to investors in evaluating our ongoing operational performance. Please see the cautionary statement under “Forward-Looking Information.”

We are providing unaudited information about fuel price movements and the impact of our hedging program on our financial results. Management believes it is useful to compare results between periods on an “economic basis.” Economic fuel expense is defined as the raw or “into-plane” fuel cost less any cash we receive from hedge counterparties for hedges that settle during the period, offset by the recognition of premiums originally paid for those hedges that settle during the period. Economic fuel expense more closely approximates the net cash outflow associated with purchasing fuel for our operation.

Forward-Looking Information
This update contains forward-looking statements subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements relate to future events and involve known and unknown risks and uncertainties that may cause actual outcomes to be materially different from those indicated by any forward-looking statements. For a comprehensive discussion of potential risk factors, see Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2013. Some of these risks include general economic conditions, increases in operating costs including fuel, competition, labor costs and relations, inability to meet cost reduction goals, seasonal fluctuations in our financial results, an aircraft accident, and changes in laws and regulations. All of the forward-looking statements are qualified in their entirety by reference to the risk factors discussed therein. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict such new risk factors, nor can it assess the impact, if any, of such new risk factors on our business or events described in any forward-looking statements. We expressly disclaim any obligation to publicly update or revise any forward-looking statements after the date of this report to conform them to actual results. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance, or achievements that are expressed or implied by our forward-looking statements, and such differences might be significant and materially adverse.

AIR GROUP - CONSOLIDATED
Operating Statistics

	Q3 2014	Change Y-O-Y
Revenue passengers (in thousands)	7,994	8.1%
Traffic (RPMs in millions)	8,245	7.5%
Capacity (ASMs in millions)	9,582	8.1%
Load factor	86.0%	(0.5) pts

Forecast Information

	Forecast Q3 2014	Change Y-O-Y	Prior Guidance September 12, 2014
Passenger revenue per ASM (cents)	12.98¢ - 13.03¢	~ (1.0) %	N/A
Revenue per ASM (cents)(b)	15.23¢ - 15.28¢	~ (1.0) %	N/A
Cost per ASM excluding fuel and special items (cents)	7.87¢ - 7.92¢	~ (3.0) %	8.02¢ - 8.07¢
Fuel gallons (000,000)	124	~ 5.0%	123
Economic fuel cost per gallon(a)	$3.15	~ (3.0) %	$3.17
(a) Our economic fuel cost per gallon estimate for the third quarter includes the following per-gallon assumptions:  crude oil cost - $2.32 ($97 per barrel); refining margin - 54 cents, cost of settled hedges - 6 cents, with the remaining difference due to taxes and other into-plane costs.

(b)
In the third quarter of 2013, we recorded $8 million of revenue for miles sold in the first six months of 2013 in connection with our modified affinity card agreement. This adjustment was recorded in September 2013 and impacts the comparability of RASM for Q3.

Nonoperating Income

We expect that our consolidated nonoperating income will be approximately $1 million in the third quarter of 2014.

Stock Repurchase and Share Count

During 2014, Air Group has repurchased a total of 5,258,027 shares of its common stock for approximately $242 million. This includes 3,443,991 shares repurchased for approximately $159 million in the third quarter of 2014. We expect our weighted-average basic and diluted share counts will be 134.9 million and 136.1 million, respectively, for the third quarter of 2014.

Capital Expenditures

On October 6, 2014, we announced that we would exercise ten Boeing 737-900ER aircraft options. The table below reflects the full-year expectation for total capital expenditures, including these exercised options, and the additional expenditures if options were exercised. These options will be exercised only if we believe return on invested capital targets can be met.

	2014	2015	2016	2017
Aircraft and aircraft purchase deposits - firm	$470	$460	$455	$410
Other flight equipment	125	35	35	25
Other property and equipment	85	80	75	75
Total property and equipment additions	$680	$575	$565	$510
Option aircraft and aircraft deposits, if exercised	$10	$60	$110	$215

(a)	We have options to acquire 48 B737 aircraft with deliveries in 2017 through 2024, and options to acquire seven Q400 aircraft with deliveries in 2015 to 2018.

Expected Fleet Activity

The following table summarizes expected fleet activity by year:

	Fleet Count		Expected Fleet Activity(a)
Aircraft	Dec 31, 2013	Dec 31, 2014	2015 Changes	Dec 31, 2015	2016-2017 Changes	Dec 31, 2017
737 Freighters & Combis	6	6	—	6	(3)	3
737 Passenger Aircraft	125	131	4	135	9	144
Total Mainline Fleet	131	137	4	141	6	147
Q400	51	51	1	52	—	52
Total	182	188	5	193	6	199

ALASKA AIRLINES - MAINLINE
Operating Statistics

	Q3 2014	Change Y-O-Y
Revenue passengers (in thousands)	5,752	7.2%
Traffic (RPMs in millions)	7,440	6.9%
Capacity (ASMs in millions)	8,607	7.2%
Load factor	86.4%	(0.3) pts

Forecast Information

	Forecast Q3 2014	Change Y-O-Y	Prior Guidance September 12, 2014
Passenger revenue per ASM (cents)	11.92¢ - 11.97¢	~ flat	N/A
Revenue per ASM (cents)	14.13¢ - 14.18¢	~ flat	N/A
Cost per ASM excluding fuel and special items (cents)	7.02¢ - 7.07¢	~ (4.0)%	7.15¢ - 7.20¢
Fuel gallons (000,000)	108	~ 4.0%	107
Economic fuel cost per gallon(a)	$3.15	~ (3.0) %	$3.17

(a)	Refer to note(a) in the Consolidated forecast section for information on the economic fuel cost per gallon.